Issuer Free Writing Prospectus

(Relating to Preliminary Prospectus Supplement dated August 12, 2014)

Dated August 13, 2014

Filed Pursuant to Rule 433

Registration No. 333- 197850

Late on August 12, 2014, the former General Counsel of Rexford Industrial Realty, Inc. (the “Company”) advised the Company, through his counsel, of a potential wrongful termination claim based on alleged retaliation in respect of allegations of management misconduct, invasion of privacy, improper disclosure of confidential personal information and discrimination, among other allegations, and seeking unspecified monetary compensation. While the Company and its counsel are continuing to review these allegations, the Company presently does not believe that the allegations have merit.

*   *   *

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or email: dg.prospectus_requests@baml.com.